Exhibit 99.1
Lyft Announces Q2 2024 Results, Including First-Ever Quarter of GAAP Profitability
Achieved All-time High Active Riders and Rides

SAN FRANCISCO, CA, August 7, 2024 - Lyft, Inc. (Nasdaq:LYFT) today announced financial results for the second quarter ended June 30, 2024.
“For over a year you've heard us say that customer obsession drives profitable growth," said CEO David Risher. “In Q2 we delivered, and drivers and riders are choosing Lyft in record numbers.”
“Our platform is growing in a very healthy way as evidenced by the strength of our financial results, including strong cash flow generation and GAAP Net income” said CFO Erin Brewer. “We had a strong second quarter with more than a hundred million dollars in Adjusted EBITDA, and we have solid momentum entering the second half of the year.”
Second Quarter 2024 Financial Highlights
•Gross Bookings of $4.0 billion was up 17% year-over-year.
•Revenue of $1.4 billion was up 41% year-over-year.
•Net income of $5.0 million compared to $(114.3) million net loss in Q2’23. Net income includes $89.9 million of stock-based compensation and related payroll tax expenses. Net income as a percentage of Gross Bookings was 0.1% and compared to net loss as a percentage of Gross Bookings of (3.3)% in Q2’23.
•Adjusted EBITDA of $102.9 million compared to $41.0 million in Q2’23. Adjusted EBITDA margin as a percentage of Gross Bookings was 2.6% and compared to 1.2% in Q2’23.
•Net cash flow provided by (used in) operating activities of $276.2 million compared to $(70.0) million in Q2’23. For the last twelve months, net cash flow provided by operating activities was $478.2 million.
•Free cash flow of $256.4 million compared to ($112.2) million in Q2’23. For the last twelve months, free cash flow was $368.4 million.
Second Quarter 2024 Operational Highlights
•All-time high Active Riders of 23.7 million: up 10% year-over-year.
•Rides of 205 million: were a company record, up 15% year-over-year.
•Driver hours hit an all-time high: and we welcomed the most new drivers in any quarter since 2019. Our Driver Earnings Commitment also launched nationwide.
•The Pride effect: Pride was a major celebration for Lyft riders in Q2. In cities with Pride celebrations throughout June, Lyft saw a 17% increase in rides compared to an average weekend in the quarter; riders in San Francisco, Denver, and Seattle took roughly 50% more rides than usual.
•Congrats grads: Riders in top college towns took 23% more rides during spring graduation weekends compared to average weekends in Q2 - especially at schools like the University of Florida, which has a partnership with Lyft to help transport 60,000 students throughout Gainesville and across campus.
•Canada rides doubled: in the second quarter compared to the same period last year, and Toronto grew to become our 8th largest market.
Third Quarter 2024 Outlook
•Gross Bookings of approximately $4.0 billion to $4.1 billion.
•Adjusted EBITDA of $90 million to $95 million and an Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) of approximately 2.3%.
FY’24 Directional Commentary: Free Cash Flow Conversion Updated
•Rides growth in the mid-teens year-over-year.
•Gross Bookings growth that is slightly faster than Rides growth year-over-year.
•Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) of approximately 2.1%.

•We remain on track to generate positive free cash flow for the full year. Given our strong progress in the first half of the year and our increased visibility, we now expect we’ll reach our more than 90% long-term conversion target for the full-year 2024, well ahead of schedule.
We have not provided the forward-looking GAAP equivalent to our non-GAAP outlook or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of reconciling items such as stock-based compensation and income tax. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that the reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this earnings release, please see "GAAP to non-GAAP Reconciliations" below.

Financial and Operational Results through the Second Quarter of 2024

	Three Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023
	(in millions, except for percentages)
Active Riders	23.7	21.9	21.5
Rides	205.3	187.7	177.9
Gross Bookings	$4,018.9	$3,693.2	$3,446.0
Revenue	$1,435.8	$1,277.2	$1,020.9
Net income (loss)	$5.0	$(31.5)	$(114.3)
Net income (loss) as a percentage of Gross Bookings	0.1%	(0.9)%	(3.3)%
Net cash flow provided by (used in) operating activities	$276.2	$156.2	$(70.0)
Adjusted EBITDA	$102.9	$59.4	$41.0
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	2.6%	1.6%	1.2%
Adjusted Net Income (Loss)	$98.9	$60.0	$59.5
Free cash flow	$256.4	$127.1	$(112.2)
Note: Information on our key metrics and non-GAAP financial measures is also available on our Investor Relations page.

Definitions of Key Metrics
Gross Bookings
Gross Bookings is a key indicator of the scale and impact of our overall platform. Lyft defines Gross Bookings as the total dollar value of transactions invoiced to rideshare riders including any applicable taxes, tolls and fees excluding tips to drivers. It also includes amounts invoiced for other offerings, including but not limited to: Express Drive vehicle rentals, bike and scooter rentals, and amounts recognized for subscriptions, bike and bike station hardware and software sales, media, sponsorships, partnerships, and licensing and data access agreements.
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period. For the definition of Adjusted EBITDA, refer to “Non-GAAP Financial Measures”.
Rides
Rides represent the level of usage of our multimodal platform. Lyft defines Rides as the total number of rides including rideshare and bike and scooter rides completed using our multimodal platform that contribute to our revenue. These include any Rides taken through our Lyft App. If multiple riders take a private rideshare ride, including situations where one party picks up another party on the way to a destination, or splits the bill, we count this as a single rideshare ride. Each unique segment of a Shared Ride is considered a single Ride. For example, if two riders successfully match in Shared Ride mode and both complete their Rides, we count this as two Rides. We have largely shifted away from Shared Rides, and now only offer Shared Rides in limited markets. Lyft includes all Rides taken by riders via our Concierge offering, even though such riders may be excluded from the definition of Active Riders unless the ride is accessible in that rider’s Lyft App.
Active Riders
The number of Active Riders is a key indicator of the scale of our user community. Lyft defines Active Riders as all riders who take at least one ride during a quarter where the Lyft Platform processes the transaction. An Active Rider is identified by a unique phone number. If a rider has two mobile phone numbers or changed their phone number and that rider took rides using both phone numbers during the quarter, that person would count as two Active Riders. If a rider has a personal and business profile tied to the same mobile phone number, that person would be considered a single Active Rider. If a ride has been requested by an organization using our Concierge offering for the benefit of a rider, we exclude this rider in the calculation of Active Riders, unless the ride is accessible in that rider’s Lyft App.
Webcast

Lyft will host a webcast today at 5:15 a.m. Pacific Time (8:15 a.m. Eastern Time) to discuss these financial results and business highlights. To listen to a live audio webcast, please visit our Investor Relations page at https://investor.lyft.com/. The archived webcast will be available on our Investor Relations page shortly after the call.
About Lyft
Lyft is one of the largest transportation networks in North America, bringing together rideshare, bikes, and scooters all in one app. We are customer-obsessed and driven by our purpose: getting riders out into the world so they can live their lives together, and providing drivers a way to work that gives them control over their time and money.
Available Information
Lyft announces material information to the public about Lyft, its products and services and other matters through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investor.lyft.com), its X accounts (@lyft and @davidrisher), and its blogs (including: lyft.com/blog, lyft.com/hub, and eng.lyft.com) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Lyft's future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Lyft's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, Lyft’s guidance and outlook, including for the third quarter and full fiscal year 2024, and the trends and assumptions underlying such guidance and outlook, and Lyft’s plans and expectations, including statements about profitable growth. Lyft’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the macroeconomic environment and risks regarding our ability to forecast our performance due to our limited operating history and the macroeconomic environment. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Lyft's filings with the Securities and Exchange Commission (“SEC”), including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 that was filed with the SEC on May 9, 2024 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 that will be filed with the SEC by August 9, 2024. The forward-looking statements in this release are based on information available to Lyft as of the date hereof, and Lyft disclaims any obligation to update any forward-looking statements, except as required by law. This press release discusses "customers." For rideshare, there are two customers in every car - the driver is Lyft's customer, and the rider is the driver's customer. We care about both.
Non-GAAP Financial Measures
To supplement Lyft's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Lyft considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted Net Income (Loss), Adjusted EBITDA, Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) and free cash flow. Lyft defines Adjusted EBITDA as net income (loss) adjusted for interest expense, other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation expense, payroll tax expense related to stock-based compensation and sublease income, as well as, if applicable, restructuring charges, costs related to acquisitions and divestitures and costs from transactions related to certain legacy auto insurance liabilities. Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period and is considered a key metric. Lyft defines Adjusted Net Income (Loss) as net income (loss) adjusted for amortization of intangible assets, stock-based compensation expense (net of any benefit), and payroll tax expense related to stock-based compensation, as well as, if applicable, restructuring charges and transaction costs related to certain legacy auto insurance liabilities and cost related to acquisitions and divestitures. Lyft defines free cash flow as GAAP net cash provided by (used in) operating activities less purchases of property and equipment and scooter fleet.

Lyft subleases certain office space and earns sublease income. Sublease income is included within other income, net on the condensed consolidated statement of operations, while the related lease expense is included within operating expenses and loss from operations. Lyft believes the adjustment to include sublease income in Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s operating performance, including the benefits of recent transactions, by presenting sublease income as a contra-expense to the related lease charges that are part of operating expenses.
In November 2022 and April 2023, Lyft committed to plans of termination as part of efforts to reduce operating expenses. Lyft believes the costs associated with these restructuring efforts do not reflect performance of Lyft’s ongoing operations. Lyft believes the adjustment to exclude the costs related to restructuring from Adjusted EBITDA and Adjusted Net Income (Loss) is useful to investors by enabling them to better assess Lyft’s ongoing operating performance and provide for better comparability with Lyft’s historically disclosed Adjusted EBITDA and Adjusted Net Income (Loss) amounts.
Lyft uses its non-GAAP financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Free cash flow is a measure used by our management to understand and evaluate our operating performance and trends. We believe free cash flow is a useful indicator of liquidity that provides our management with information about our ability to generate or use cash to enhance the strength of our balance sheet, further invest in our business and pursue potential strategic initiatives. Free cash flow has certain limitations, including that it does not reflect our future contractual commitments and it does not represent the total increase or decrease in our cash balance for a given period. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.
Lyft’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Contacts
Aurélien Nolf, Investor Relations	Stephanie Rice, Media
investor@lyft.com	press@lyft.com

Lyft, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share and per share data)
(unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$604,357	$558,636
Short-term investments	1,195,970	1,126,548
Prepaid expenses and other current assets	879,606	892,235
Total current assets	2,679,933	2,577,419
Restricted cash and cash equivalents	213,903	211,786
Restricted investments	1,125,027	837,291
Other investments	39,704	39,870
Property and equipment, net	528,233	465,844
Operating lease right of use assets	88,959	98,202
Intangible assets, net	51,299	59,515
Goodwill	255,391	257,791
Other assets	14,635	16,749
Total assets	$4,997,084	$4,564,467
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$116,070	$72,282
Insurance reserves	1,489,577	1,337,868
Accrued and other current liabilities	1,602,588	1,508,855
Operating lease liabilities — current	43,229	42,556
Convertible senior notes, current	389,374	—
Total current liabilities	3,640,838	2,961,561
Operating lease liabilities	113,102	134,102
Long-term debt, net of current portion	578,334	839,362
Other liabilities	87,182	87,924
Total liabilities	4,419,456	4,022,949
Stockholders’ equity
Preferred stock, $0.00001 par value; 1,000,000,000 shares authorized as of June 30, 2024 and December 31, 2023; no shares issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common stock, $0.00001 par value; 18,000,000,000 Class A shares authorized as of June 30, 2024 and December 31, 2023; 401,620,478 and 391,239,046 Class A shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively; 100,000,000 Class B shares authorized as of June 30, 2024 and December 31, 2023; 8,530,629 and 8,566,629 Class B shares issued and outstanding as of June 30, 2024 and December 31, 2023.	4	4
Additional paid-in capital	10,892,833	10,827,378
Accumulated other comprehensive income (loss)	(7,773)	(4,949)
Accumulated deficit	(10,307,436)	(10,280,915)
Total stockholders’ equity	577,628	541,518
Total liabilities and stockholders’ equity	$4,997,084	$4,564,467

Lyft, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$1,435,846	$1,020,906	$2,713,047	$2,021,454
Costs and expenses
Cost of revenue	819,518	606,599	1,574,880	1,155,591
Operations and support	115,734	107,649	218,776	206,575
Research and development	98,807	154,612	198,830	351,516
Sales and marketing	176,370	109,167	321,842	225,108
General and administrative	252,643	201,398	488,896	457,938
Total costs and expenses	1,463,072	1,179,425	2,803,224	2,396,728
Loss from operations	(27,226)	(158,519)	(90,177)	(375,274)
Interest expense	(7,852)	(6,151)	(14,900)	(11,584)
Other income (expense), net	41,943	53,075	83,000	90,290
Income (loss) before income taxes	6,865	(111,595)	(22,077)	(296,568)
Provision for (benefit from) income taxes	1,851	2,667	4,444	5,343
Net income (loss)	$5,014	$(114,262)	$(26,521)	$(301,911)
Net income (loss) per share
Basic	$0.01	$(0.30)	$(0.07)	$(0.80)
Diluted	$0.01	$(0.30)	$(0.07)	$(0.80)
Weighted-average number of shares outstanding used to compute net income (loss) per share
Basic	406,512	381,884	404,033	377,828
Diluted	411,969	381,884	404,033	377,828
Stock-based compensation included in costs and expenses:
Cost of revenue	$5,759	$7,503	$11,775	$18,272
Operations and support	1,895	3,981	3,989	9,909
Research and development	27,340	49,351	57,172	142,856
Sales and marketing	4,231	7,953	8,435	19,637
General and administrative	46,513	45,138	84,465	103,635

Lyft, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities
Net income (loss)	$(26,521)	$(301,911)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	70,071	55,841
Stock-based compensation	165,837	294,309
Amortization of premium on marketable securities	157	87
Accretion of discount on marketable securities	(43,319)	(28,386)
Amortization of debt discount and issuance costs	1,755	1,374
Gain on sale and disposal of assets, net	(4,514)	(8,902)
Other	1,185	(8,391)
Changes in operating assets and liabilities, net effects of acquisition
Prepaid expenses and other assets	12,146	18,978
Operating lease right-of-use assets	13,124	17,646
Accounts payable	39,854	(49,404)
Insurance reserves	151,709	(107,833)
Accrued and other liabilities	75,047	(19,091)
Lease liabilities	(24,152)	(8,330)
Net cash provided by (used in) operating activities	432,379	(144,013)
Cash flows from investing activities
Purchases of marketable securities	(2,102,390)	(1,192,689)
Purchases of term deposits	(2,194)	—
Proceeds from sales of marketable securities	91,712	294,115
Proceeds from maturities of marketable securities	1,693,080	1,772,926
Proceeds from maturities of term deposits	3,539	5,000
Purchases of property and equipment and scooter fleet	(48,905)	(88,975)
Cash paid for acquisitions, net of cash acquired	—	1,630
Sales of property and equipment	46,888	48,843
Other	1,113	—
Net cash (used in) provided by investing activities	(317,157)	840,850
Cash flows from financing activities
Repayment of loans	(40,985)	(48,451)
Proceeds from issuance of convertible senior notes	460,000	—
Payment of debt issuance costs	(11,888)	—
Purchase of capped call	(47,886)	—
Repurchase of Class A Common Stock	(50,000)	—
Payment for settlement of convertible senior notes due 2025	(350,000)	—
Proceeds from exercise of stock options and other common stock issuances	6,403	5,873
Taxes paid related to net share settlement of equity awards	(8,898)	(1,827)
Principal payments on finance lease obligations	(23,629)	(24,852)
Contingent consideration paid	—	(14,100)
Net cash used in financing activities	(66,883)	(83,357)
Effect of foreign exchange on cash, cash equivalents and restricted cash and cash equivalents	(501)	345
Net (decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	47,838	613,825
Cash, cash equivalents and restricted cash and cash equivalents
Beginning of period	771,786	391,822
End of period	$819,624	$1,005,647

Lyft, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2024	2023
Reconciliation of cash, cash equivalents and restricted cash and cash equivalents to the consolidated balance sheets
Cash and cash equivalents	$604,357	$638,434
Restricted cash and cash equivalents	213,903	365,849
Restricted cash, included in prepaid expenses and other current assets	1,364	1,364
Total cash, cash equivalents and restricted cash and cash equivalents	$819,624	$1,005,647
Non-cash investing and financing activities
Financed vehicles acquired	$84,418	$119,645
Purchases of property and equipment and scooter fleet not yet settled	12,195	13,362
Right-of-use assets acquired under finance leases	32,775	34,729
Right-of-use assets acquired under operating leases	3,407	3,100
Remeasurement of finance and operating lease right of use assets	(7,600)	(2,242)

Lyft, Inc.
GAAP to Non-GAAP Reconciliations
(in millions)
(unaudited)

	Three Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023
Adjusted EBITDA
Net income (loss)	$5.0	$(31.5)	$(114.3)
Adjusted to exclude the following:
Interest expense(1)	9.4	8.5	6.9
Other (income) expense, net	(41.9)	(41.1)	(53.1)
Provision for (benefit from) income taxes	1.9	2.6	2.7
Depreciation and amortization	37.7	32.4	28.6
Stock-based compensation	85.7	80.1	113.9
Payroll tax expense related to stock-based compensation	4.2	7.4	2.7
Sublease income	1.0	1.1	1.3
Restructuring charges(2)	—	—	52.3
Adjusted EBITDA	$102.9	$59.4	$41.0
Gross Bookings	$4,018.9	$3,693.2	$3,446.0
Net income (loss) as a percentage of Gross Bookings	0.1%	(0.9)%	(3.3)%
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)	2.6%	1.6%	1.2%
_______________
(1) Includes $1.5 million, $1.4 million and $0.7 million related to the interest component of vehicle related finance leases in the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively.
(2) In the second quarter of 2023, we incurred restructuring charges of $46.6 million of severance and other employee costs and $5.7 million in impairment charges, fixed asset write-offs and other costs. Restructuring related charges for stock-based compensation of $9.7 million, accelerated depreciation of $0.7 million and payroll tax expense related to stock-based compensation of $0.6 million are included on their respective line items. These charges were related to the restructuring plan announced in April 2023.
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.

	Three Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023
Adjusted Net Income (Loss)
Net income (loss)	$5.0	$(31.5)	$(114.3)
Adjusted to exclude the following:
Amortization of intangible assets	4.0	4.1	4.2
Stock-based compensation expense	85.7	80.1	113.9
Payroll tax expense related to stock-based compensation	4.2	7.4	2.7
Restructuring charges(1)	—	—	52.9
Adjusted Net Income (Loss)	$98.9	$60.0	$59.5
_______________
(1) In the second quarter of 2023, we incurred restructuring charges of $46.6 million of severance and other employee costs, $5.7 million in impairment charges, fixed asset write-offs and other costs and $0.7 million of accelerated depreciation. Restructuring related charges for stock-based compensation of $9.7 million and payroll tax expense related to stock-based compensation of $0.6 million are included on their respective line items. These charges were related to the restructuring plan announced in April 2023.
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.

	Twelve Months Ended	Three Months Ended
	Jun. 30, 2024	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sep. 30, 2023	Jun. 30, 2023
Free cash flow

Net cash provided by (used in) operating activities	$478.2	$276.2	$156.2	$43.5	$2.3	$(70.0)
Less: purchases of property and equipment and scooter fleet	(109.8)	(19.8)	(29.1)	(28.6)	(32.3)	(42.2)
Free cash flow	$368.4	$256.4	$127.1	$14.9	$(30.0)	$(112.2)
_______________
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.